EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of our reports dated February 22, 2024 relating to the financial statements of Old National Bancorp and the effectiveness of Old National Bancorp 's internal control over financial reporting, appearing in the Annual Report on Form 10-K, as amended, of Old National Bancorp for the year ended December 31, 2023. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

January 29, 2025